Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	October 31, 2010
	UNAUDITED
Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$924,170	$1,271,188
Change in Unrealized Income (Loss)	500,190	1,482,563
Foreign Currency Transaction Income (Loss)	(138,814)	684,903

Net Trading Income (Loss)	1,285,546	3,438,654

Other Income
Interest Income	8,366	50,056

Total Income (Loss)	8,366	50,056

Expenses
Advisory Incentive Fees	65,298	65,455
Management Fees	80,872	764,958
Organization and Offering Expenses	9,736	58,629
Administrative Expenses	36,024	796,596
Brokerage Expenses	201,279	1,914,891

Total Expenses	393,209	3,600,529

Net Income (Loss)	$900,703	$(111,819)

Statement of Changes in Net Asset Value

Beginning Balance	53,489,650	57,912,179
Additions	179,800	5,089,343
Net Income (Loss)	900,703	(111,819)
Transfers from Class A to Class B	-	(65,443)
Redemptions	(727,745)	(8,981,852)

Balance at October 31, 2010	$53,842,408	$53,842,408

Total Units Held at End of the Period		525,264
Net Asset Value Per Unit		$102.51
Rate of Return	1.69%	-0.32%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER January 31, 2011

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	October 31, 2010
	UNAUDITED
Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$25,027	$38,716
Change in Unrealized Income (Loss)	13,545	38,219
Foreign Currency Transaction Income (Loss)	(3,759)	15,423

Net Trading Income (Loss)	34,813	92,358

Other Income
Interest Income	228	1,191

Total Income (Loss)	228	1,191

Expenses
Advisory Incentive Fees	1,768	1,772
Management Fees	2,190	17,107
Organization and Offering Expenses	264	1,601
Administrative Expenses	975	17,173
Brokerage Expenses	2,976	22,772

Total Expenses	8,173	60,425

Net Income (Loss)	$26,868	$33,124

Statement of Changes in Net Asset Value

Beginning Balance	1,323,424	981,767
Additions	130,000	598,668
Net Income (Loss)	26,868	33,124
Transfers from Class A to Class B	-	65,443
Redemptions	(30,719)	(229,429)

Balance at October 31, 2010	$1,449,573	$1,449,573

Total Units Held at End of the Period		13,633
Net Asset Value Per Unit		$106.33
Rate of Return	1.85%	1.35%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER January 31, 2011

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399